Exhibit 99.1

FOR IMMEDIATE RELEASE:

Digital Angel Receives NASDAQ Notice of Non-compliance; Intends to Request Hearing

SO. ST. PAUL, MN – June 15, 2010 – Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, today announced that on June 9, 2010, the Company received a Staff Determination letter from NASDAQ.

As previously disclosed, the Company does not meet the $1.00 bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2). Because Digital Angel has not regained compliance its common stock is now subject to delisting.

Digital Angel intends to request a hearing before a NASDAQ Listing Qualifications Panel at which it will present its plan for regaining compliance with the NASDAQ bid price requirement. Under the NASDAQ Listing Rules, the maximum amount of time a Panel may grant is 180 calendar days from the June 9th compliance notice date; however, there can be no assurance that the Panel will grant the Company’s request for continued listing. As a result of the hearing request, the Company’s common stock will remain listed on The NASDAQ Capital Market until the Panel renders a decision following the hearing.

About Digital Angel
Digital Angel (NASDAQ: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

Contacts:
Todd Fromer / Rob Fink
212-896-1215 / 212-896-1236
digitalangel@kcsa.com